Ann Parker, Director	Mike Smargiassi
Investor Relations	Brainerd Communicators
605-988-1000	212-986-6667
ann.parker@lodgenet.com	smarg@braincomm.com
LODGENET REPORTS RESULTS FOR FOURTH QUARTER AND FULL YEAR 2006
— 2006 Revenue up 4.5% to $288.2 Million —
— 2006 Net Income of $1.8 Million versus a Net Loss of $(7.0) million in 2005 —
— $21.7 Million of Net Free Cash Flow Generated in 2006, Up from $12.8 Million in 2005 —
     SIOUX FALLS, SD, February 7, 2007 — LodgeNet Entertainment Corporation (Nasdaq:LNET) today reported net income for 2006 of $1.8 million or $0.10 per share (basic and diluted) compared to a net loss of $(7.0) million, or $(0.39) per share in 2005. For 2006, revenue was $288.2 million, an increase of 4.5% compared to 2005. LodgeNet also reported $21.7 million in net free cash flow (a non-GAAP measure defined as cash provided by operating activities less cash used for investing activities, including growth-related capital) for 2006 as compared to $12.8 million in 2005.
     For the fourth quarter, revenue increased 3.1% to $69.6 million as compared to $67.5 million in the fourth quarter of 2005. LodgeNet reported a net loss of $(0.1) million or $(.01) per share (basic and diluted) for the quarter versus a net loss of $(2.3) million or $(.13) per share for the same period a year ago.
     The following financial highlights are in thousands of dollars, except per-share data and average shares outstanding:

	Twelve Months Ended December 31,
	2006	2005
Total revenue	$288,213	$275,771
Operating income	$26,932	$22,693
Net income (loss)	$1,841	$(6,959)
Net income (loss) per common share(1)	$0.10	$(0.39)

Adjusted Operating Cash Flow (2)	$94,105	$92,335
Average shares outstanding (basic)	18,332,824	17,923,297
Average shares outstanding (diluted)	18,840,917	17,923,297

	Three Months Ended December 31,
	2006	2005
Total revenue	$69,639	$67,522
Operating income	$5,794	$4,887
Net income (loss)	$(122)	$(2,285)
Net income (loss) per common share(1)	$(0.01)	$(0.13)

Adjusted Operating Cash Flow (2)	$21,986	$21,448
Average shares outstanding (basic)	18,580,506	18,101,996
Average shares outstanding (diluted)	18,580,506	18,101,996

(1)	Based on the average shares outstanding for both basic and diluted.

(2)	Adjusted Operating Cash Flow is a non-GAAP measure which we define as Operating Income exclusive of depreciation, amortization, share-based compensation and the effects of Hurricane Katrina insurance recoveries and equipment impairment included in Other Operating Income.
-more

LodgeNet Q4 2006 Earnings 2-2-2-2
     “2006 was a historic year for LodgeNet as our focus on growth, profitability and cash flow generation produced the milestone result we have been long working toward — positive net income.” said Scott C. Petersen, LodgeNet President and CEO. “The combination of growth in revenue and a reduction in depreciation and interest expenses produced net income of $1.8 million, a remarkable improvement over a net loss of $(20.8) million in 2004 and $(7.0) million in 2005.”
     “We executed on our strategy of expanding our networks and integrating a broader array of solutions for our customers,” continued Petersen. “Within our core lodging business, average Guest Pay revenue per room for the year increased 2.2% with per-room revenue from other interactive services increasing 4.0%. A key driver of revenue growth was the increasing influence of our digital system, which presents a broader array of entertainment choices to the hotel guest and is now installed in 73% of our interactive room base. In addition, our strategic initiatives to expand our network, including healthcare facilities and travel centers, produced $3.6 million of revenue, which was approximately 30% of our revenue growth during the year, a solid start into these two promising new markets.”
     “The execution of our business plan also produced a significant increase in the level of cash flow generated by our business,” said Gary H. Ritondaro, LodgeNet Senior Vice President and CFO. “In 2006, net free cash flow was $21.7 million, an increase of 70% over the $12.8 million we generated in 2005, and over three times the $6.3 million we earned in 2004. This was accomplished as we continued to expand our digital room base, which increased by more than 100,000 rooms in 2006. As a result, we reduced long-term debt by $21.5 million. At year-end, our consolidated total leverage ratio was 2.7x.”
     “As we look to 2007, we are focused on building upon our strategy of expanding our networks and integrating additional market-valued solutions,” continued Petersen. “Our recent acquisition of StayOnline presents an excellent opportunity to drive additional revenue streams through our customer base by providing high-speed Internet access solutions and services — one of the most highly demanded services of the traveling business person. In addition, we plan to expand our presence in the healthcare and travel center markets, both of which represent meaningful opportunities to generate new revenue from the sale of our interactive television systems and the delivery of service provided by our nationwide technical organization. Lastly, our pending acquisition of On Command holds the promise of creating significant new benefits for our lodging customers and shareholders as we combine the technologies and talents of these two organizations.”
RESULTS FROM OPERATIONS
TWELVE MONTHS ENDED DECEMBER 31, 2006 VERSUS
TWELVE MONTHS ENDED DECEMBER 31, 2005
     Total revenue for 2006 was $288.2 million, an increase of $12.4 million or 4.5%, compared to 2005. Revenue from Guest Pay services was $277.4 million, an increase of $9.7 million or 3.6%, resulting in part from a 2.2% increase in revenue realized per average Guest Pay room and a 1.4% increase in the average number of rooms in operation. Guest Pay revenue per room per month increased 2.2% to $23.02 in 2006 as compared to $22.53 for 2005. Movie revenue per room per month increased 1.6% to $17.27 this year compared to $17.00 for 2005. Revenue per room per month from other interactive services was $5.75 in 2006, an increase of 4.0%, from $5.53 per month in 2005. This change was primarily due to revenue increases associated with basic cable services, TV on-demand, music products, and high-speed Internet access (HSIA) services, offset in part by a decrease in revenue from on demand video games and TV Internet.
     Other revenue for 2006 was $10.8 million, an increase of $2.8 million or 34.5%, compared to 2005. The increase was driven by our new revenue streams related to the sale of systems and service to healthcare facilities and travel centers.
     Total direct costs (exclusive of operating expenses and depreciation and amortization discussed separately below) increased $8.7 million to $132.0 million in the 2006, compared to $123.2 million in the prior year. Total direct costs were 45.8% of revenue for 2006 compared to 44.7% in 2005. The increase was due to an increase in royalties for content, which varies with changes in the mix of movies and other products; higher costs associated with basic cable services; and higher hotel commissions resulting from our ‘pay for performance’ commission structure.
     Guest Pay operations expenses remained level at $35.2 million in 2006 compared to $35.1 million last year. Guest Pay operations expenses as a percentage of revenue were 12.2% as compared to 12.7% in 2005. Per average installed room, Guest Pay operations expenses per room decreased to $2.92 per month in 2006, compared to $2.96 per month in the prior year.

LodgeNet Q4 2006 Earnings 3-3-3-3
     Selling, general and administrative expenses were $29.0 million, compared to $25.4 million, an increase of $3.6 million. The increase was primarily due to increases in compensation expense, including the expensing of share-based compensation required under the new Financial Accounting Standard 123(R), and an increase in professional and consulting fees. Share-based compensation expenses were $1.7 million in 2006, compared to $288,000 last year. Professional and consulting fees were $2.9 million during 2006, compared to $1.9 million last year. A large part of that increase was related to various strategic initiatives of the Company. SG&A as a percentage of revenue was 10.1% in 2006 compared to 9.2% in 2005. Per average Guest Pay room, SG&A expenses were $2.41 in 2006, compared to $2.14 in the prior year.
     Depreciation and amortization expenses decreased 5.1% to $66.3 million in 2006 versus $69.9 million in 2005. The decrease was primarily attributable to a reduction in depreciation for Guest Pay systems as higher-cost assets became fully depreciated while the cost basis of more recently installed Guest Pay systems were relatively lower. Amortization expense also decreased due to intangible assets becoming fully amortized. Depreciation and amortization expenses per average Guest Pay room decreased 6.5% to $5.50 in 2006 compared to $5.88 in the prior year. As a percentage of revenue, depreciation and amortization expenses decreased to 23.0% in 2006 from 25.3% in 2005.
     Other operating income of $1.2 million includes $815,000 of net proceeds received from the Company’s insurance carrier for business interruption insurance and property damage related to Hurricane Katrina. In addition, we realized a $390,000 recovery related to early contract terminations.
     Interest expense was $25.7 million in the 2006 versus $29.4 million in 2005. The decrease was driven in part by a 9.1% reduction of our average outstanding long-term debt, which was $278.4 million during 2006 compared to $306.5 million in 2005. During 2006, we made payments of $21.5 million on our long-term debt, of which $20.0 million were discretionary pre-payments on our term loan. The average interest rate on our outstanding debt decreased to 9.2% in 2006 versus 9.6% for 2005.
     As a result of factors previously described, operating income increased 18.7% to $26.9 million in 2006 compared to $22.7 million in the prior year. Adjusted Operating Cash Flow, a non-GAAP measure which we define as Operating Income exclusive of depreciation, amortization, share-based compensation and the effects of Hurricane Katrina insurance recoveries and equipment impairment included in other operating income, was $94.1 million for 2006 versus $92.3 million in 2005. Net income was $1.8 million for 2006 compared to a net loss of $(7.0) million in the prior year. Net income per share for 2006 was $0.10 (basic and diluted) compared to a net loss per share of $(0.39) (basic and diluted) in 2005.
     Cash provided by operating activities for 2006 was $72.3 million while cash used for property and equipment additions, including growth-related investments, was $48.3 million. Total cash used for investing activities during 2006, including business acquisition investments of $2.8 million, was $50.6 million. Excluding the acquisition investments, net free cash flow was $24.5 million. For 2005, cash provided by operating activities was $64.3 million while cash used for investing activities, including growth-related capital, was $51.5 million, resulting in net free cash flow of $12.8 million. During 2006, we installed 65,123 new digital rooms and converted 52,866 rooms compared to 71,303 new digital rooms and 53,740 converted rooms during 2005. The average investment per newly installed digital room was $354 during 2006, compared to $340 for 2005. The increase in the average investment per newly installed room was primarily attributable to the installation of high definition television (HDTV) systems in 10,306 rooms during 2006, compared to only 184 rooms in 2005. The investment to convert a digital room decreased to $252 in 2006, compared to $262 last year.
RESULTS FROM OPERATIONS
THREE MONTHS ENDED DECEMBER 31, 2006 VERSUS
THREE MONTHS ENDED DECEMBER 31, 2005
     Total revenue for the fourth quarter of 2006 was $69.6 million, an increase of $2.1 million or 3.1%, compared to the fourth quarter of 2005. Revenue from Guest Pay services was $66.2 million, an increase of $500,000 over the fourth quarter of 2005. Guest Pay revenue per room per month was $21.99 in the fourth quarter of 2006 as compared to $22.00 for the fourth quarter of 2005. Movie revenue per room per month decreased 1.6% to $16.39 this quarter as compared to $16.66 in the prior year quarter. Revenue per room per month from other interactive services increased 4.9%, from $5.34 per month in the fourth quarter of 2005 to $5.60 in the current year quarter. This increase on a per-room basis was primarily due to revenue increases associated with basic cable services, high-speed Internet access services, and TV on-demand and music services, which were offset in part by a decrease in revenue from on-demand video games and TV Internet. Other revenue for the fourth quarter of 2006 was $3.4 million, an increase of $1.6 million or 92.3%, compared to the fourth quarter of 2005. The increase was driven by our new revenue streams related to the sale of systems and service to healthcare facilities and travel centers.

LodgeNet Q4 2006 Earnings 4-4-4-4
     Total direct costs (exclusive of operating expenses and depreciation and amortization discussed separately below) increased $1.5 million to $32.0 million in the fourth quarter of 2006 compared to $30.5 million in the prior year’s quarter. Total direct costs were 46.0% of revenue for the fourth quarter of 2006 as compared to 45.2% in the fourth quarter of 2005. The increase resulted from higher programming fees, which varies with changes in the mix of movies or the products sold, and higher costs associated with basic cable service, which was partially offset by a decrease in TV Internet costs.
     Guest Pay operations expenses were $8.5 million in the fourth quarter of 2006, a 3.8% decrease as compared to $8.8 million in the fourth quarter of 2005. The decrease was due primarily to lower personnel, contracted services and system repair expenses. As a percent of revenue, Guest Pay operations expenses were 12.2% as compared to 13.0% in the fourth quarter of 2005. Per average installed room, Guest Pay operations expenses per room per month decreased to $2.81 in the fourth quarter of 2006, compared to $2.95 per room per month in the prior year’s quarter.
     Selling, general and administrative expenses were $7.9 million during the current quarter compared to $6.8 million in the fourth quarter of 2005. The increase was primarily due to compensation expense, including the expensing of share-based compensation required under the new Financial Accounting Standard 123(R). This increase was partially offset by reduced expenses related to engineering activities, professional fees and recovery of bad debt. Share-based compensation expenses were $380,000 for the fourth quarter of 2006, compared to $65,000 in the same period of last year. SG&A as a percentage of revenue was 11.4% in the current quarter compared to 10.1% in the fourth quarter of 2005. Per average Guest Pay room, SG&A expenses were $2.63 in the fourth quarter of 2006, compared to $2.28 in the prior year’s quarter.
     Depreciation and amortization expenses decreased 4.8% to $16.4 million in the current year quarter versus $17.3 million in the fourth quarter of 2005. The decrease was primarily attributable to a reduction in depreciation of Guest Pay systems as higher-cost assets became fully depreciated while the cost basis of more recently deployed Guest Pay systems were relatively lower. Amortization expense also decreased due to intangible assets becoming fully amortized. Depreciation and amortization expenses per average Guest Pay room decreased 5.4% to $5.46 in the fourth quarter of 2006 compared to $5.77 in the prior year quarter. As a percentage of revenue, depreciation and amortization expenses decreased to 23.6% in the fourth quarter of 2006 from 25.6% in the fourth quarter of 2005.
     Other operating income of $1.0 million includes $617,000 of proceeds received from the Company’s insurance carrier for business interruption and property damage insurance related to Hurricane Katrina. In addition, we realized a $390,000 recovery related to early contract terminations.
     Interest expense was $6.2 million in the current quarter versus $7.2 million in the fourth quarter of 2005. The decrease was driven in part by a 9.4% reduction of our average outstanding long-term debt, which was $271.7 million during the fourth quarter of 2006 compared to $300.0 million in the fourth quarter of 2005. In addition, the average interest rate on our outstanding debt decreased to 9.2% in the fourth quarter of 2006 versus 9.6% for the fourth quarter of 2005.
     As a result of factors previously described, operating income increased 18.6% to $5.8 million in the fourth quarter of 2006 compared to $4.9 million in the prior year quarter. Adjusted Operating Cash Flow, a non-GAAP measure which we define as Operating Income exclusive of depreciation, amortization, share-based compensation and the effects of Hurricane Katrina insurance recoveries and equipment impairment included in other operating income, was $22.0 million for the fourth quarter of 2006 versus $21.4 million in the fourth quarter of 2005. Net loss was $(122,000) for the fourth quarter of 2006 compared to a net loss of $(2.3) million in the prior year quarter. Net loss per share for the fourth quarter of 2006 was $(0.01) (basic and diluted) compared to a net loss per share of $(0.13) (basic and diluted) in the fourth quarter of 2005.
     Cash provided by operating activities was $11.8 million for the fourth quarter of 2006 while cash used for property and equipment additions, including growth-related capital, was $11.4 million. Total cash used for investing activities during the quarter, including business acquisition investments of $2.4 million, was $13.6 million. For the fourth quarter of 2005, cash provided by operating activities was $12.1 million while cash used for investing activities, including growth-related capital, was $12.2 million. During the quarter, we installed 17,648 new digital rooms and converted 11,476 rooms compared to 13,297 new digital rooms and 15,060 converted rooms during the fourth quarter of 2005. At the end of the quarter, 73.0% of the interactive room base was installed with a digital system. The average investment per newly installed digital room was $365 for the fourth quarter of 2006, compared to $359 for the fourth quarter of 2005. The increase in the average investment per newly installed room is due to the installation of high definition television (HDTV) systems in 3,451 rooms during the fourth quarter of 2006, versus only 184 rooms in 2005.The investment to convert a tape-based room to a digital room was $267 in the fourth quarter of 2006, compared to $250 for the fourth quarter last year. The increase in the average investment to convert a room to digital for the quarter was also due to the number of rooms that were installed with an HDTV system. In the fourth quarter of 2006, we converted 2,381 rooms to HDTV versus only 75 rooms in 2005.

LodgeNet Q4 2006 Earnings 5-5-5-5
2007 Outlook
     For the first quarter of 2007, LodgeNet expects to report revenue in a range from $74.5 million to $76.5 million and operating income from $6.0 million to $7.5 million. Adjusted Operating Cash Flow is expected to be in a range from $22.5 million to $24.0 million. Net income is expected to be $0.0 million to $1.5 million or income per share of $0.00 to $0.08.
     For the full year 2007, LodgeNet expects to report revenue in the range of $317.0 million to $325.0 million and operating income from $29.5 million to $32.5 million. Adjusted Operating Cash Flow is expected to be in a range from $95.0 million to $98.0 million. Net income is expected to be $ 5.5 million to $8.5 million or income per share of $ 0.28 to $0.43.
     The foregoing guidance does not include likely charges related to the amortization of LodgeNet StayOnline purchase price allocation and integration costs; the refinancing of the Company’s long-term debt; and the impacts of the purchase of
On Command.
     The company will also host a teleconference to discuss its results February 7, 2007 at 5:00 P.M. Eastern Time. To access the teleconference, please dial 800-860-7510 and use conference code 8166346. A live webcast of the teleconference will also be available via InterCall at http://audioevent.mshow.com/322328. The webcast will be archived at that site for one month and can be accessed via LodgeNet’s company website at www.lodgenet.com. If you cannot listen to the teleconference at its normal time, there will also be a replay available for one week following the call, and can be accessed by dialing 800-642-1687 or 706-645-9291, passcode 8166346.
About LodgeNet
     LodgeNet Entertainment Corporation (www.lodgenet.com) is a world leader in interactive TV and broadband solutions to hotels throughout the United States and Canada as well as select international markets. These services include on-demand movies, on-demand games, music and music videos, subscription sports programming and television on-demand programming, as well as high-speed Internet access, all designed to serve the needs of the lodging industry and the traveling public. LodgeNet provides service to more than one million interactive hotel rooms representing more than 6,000 hotel properties worldwide. LodgeNet estimates that during 2006 approximately 300 million domestic and international travelers had access to LodgeNet’s interactive television systems. In addition, LodgeNet is a leading innovator in the delivery of on-demand patient education, information and entertainment to healthcare facilities. LodgeNet is listed on NASDAQ and trades under the symbol LNET.
Special Note Regarding Forward-Looking Statement
     Certain statements in this press release constitute “forward-looking statements”. When used in this press release, the words “intends,” “expects,” “anticipates,” “estimates,” “believes,” “goal,” “no assurance” and similar expressions, and statements which are made in the future tense or refer to future events or developments, including, without limitation, those related to estimated free cash flow, cash earnings per share, debt ratios and synergies, are intended to identify such forward-looking statements. Such forward-looking statements are subject to risks, uncertainties, and other factors that could cause the actual results, performance or achievements to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. In addition to the risks and uncertainties discussed herein, such factors include, among others, the following: the effects of economic conditions, including in particular the economic condition of the lodging industry, which can be particularly affected by international crisis, acts or threats of terrorism and public health issues; competition from providers of similar services and from alternative sources; changes in demand for our products and services; programming costs, availability, timeliness, and quality; technological developments by competitors; developmental costs, difficulties, and delays; relationships with clients and property owners; the availability of capital to finance growth; the impact of government regulations; potential effects of litigation; risks of expansion into new markets; risks related to the security of our data systems; and other factors detailed, from time to time, in our filings with the Securities and Exchange Commission. With respect to any proposed acquisition, we are subject to risks that integration costs will exceed expectations, that synergies we anticipate will not be realized, or will take longer than anticipated to realize, that our management and management systems will encounter difficulties in dealing with a bigger, more diversified enterprise, and that the financial results we expect from the acquisition will not be realized. These forward-looking statements speak only as of the date of this press release. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.
LodgeNet is a registered trademark of LodgeNet Entertainment Corporation. All rights reserved. Other names and brands may be claimed as the property of others.

LodgeNet Q4 2006 Earnings 6-6-6-6
LodgeNet Entertainment Corporation and Subsidiary
Consolidated Balance Sheets (Unaudited)
(Dollar amounts in thousands, except share data)

	December 31,
	2006	2005
Assets
Current assets:
Cash and cash equivalents	$22,795	$20,742
Restricted cash	1,006	—
Accounts receivable, net	32,959	29,617
Other current assets	10,728	2,629

Total current assets	67,488	52,988

Property and equipment, net	185,770	199,882
Debt issuance costs, net	5,704	7,423
Intangible assets, net	690	2,007
Other assets	3,557	772

Total assets	$263,209	$263,072

Liabilities and Stockholders’ Deficiency
Current liabilities:
Accounts payable	$19,165	$16,036
Current maturities of long-term debt	2,536	2,749
Accrued expenses	18,193	15,322
Deferred revenue	8,076	5,143

Total current liabilities	47,970	39,250

Long-term debt	267,633	289,251
Other long-term liabilities	5,728	4,804

Total liabilities	321,331	333,305

Commitments and contingencies

Stockholders’ deficiency:
Preferred stock, $.01 par value, 5,000,000 shares authorized; no shares issued or outstanding Common stock, $.01 par value, 50,000,000 shares authorized; 19,084,734 and 18,165,643 shares outstanding at December 31, 2006 and December 31, 2005, respectively	191	182
Additional paid-in capital	242,383	232,327
Accumulated deficit	(302,466)	(304,307)
Accumulated other comprehensive income	1,770	1,565

Total stockholders’ deficiency	(58,122)	(70,233)

Total liabilities and stockholders’ deficiency	$263,209	$263,072

LodgeNet Q4 2006 Earnings 7-7-7-7
LodgeNet Entertainment Corporation and Subsidiary
Consolidated Statements of Operations (Unaudited)
(Dollar amounts in thousands, except share data)

	Years Ended December 31,
	2006	2005	2004
Revenues:
Guest Pay	$277,433	$267,754	$258,571
Other	10,780	8,017	7,870

Total revenues	288,213	275,771	266,441

Costs and Expenses:
Direct costs (exclusive of operating expenses and depreciation and amortization shown separately below):
Guest Pay	126,635	119,180	115,577
Other	5,318	4,048	3,616
Operating expenses:
Guest Pay operations	35,223	35,117	33,637
Selling, general and administrative	28,999	25,379	23,596
Depreciation and amortization	66,311	69,862	77,045
Other operating expense (income), net	(1,205)	(508)	—

Total costs and operating expenses	261,281	253,078	253,471

Income from operations	26,932	22,693	12,970

Other Income and Expenses:
Interest expense	(25,730)	(29,351)	(31,891)
Write-off of debt issuance costs	(227)	(272)	(810)
Other income	1,165	421	(629)

Income (loss) before income taxes	2,140	(6,509)	(20,360)
Provision for income taxes	(299)	(450)	(421)

Net income (loss)	$1,841	$(6,959)	$(20,781)

Net income (loss) per common share (basic)	$0.10	$(0.39)	$(1.36)

Net income (loss) per common share (diluted)	$0.10	$(0.39)	$(1.36)

Weighted average shares outstanding (basic)	18,332,824	17,923,297	15,275,867

Weighted average shares outstanding (diluted)	18,840,917	17,923,297	15,275,867

LodgeNet Q4 2006 Earnings 8-8-8-8
LodgeNet Entertainment Corporation and Subsidiary
Consolidated Statements of Cash Flows (Unaudited)
(Dollar amounts in thousands)

	Years Ended December 31,
	2006	2005	2004
Operating activities:
Net income (loss)	$1,841	$(6,959)	$(20,781)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	66,311	69,862	77,045
Investment gains	(238)	—	—
Reserve for long-term notes receivable	—	—	1,000
Write-off of debt issuance costs	227	272	810
Share-based compensation	1,677	288	198
Gain due to insurance proceeds	(817)	(788)	—
Non-cash other operating expense	—	280	—
Insurance proceeds related to business interruption	526	388	—
Change in operating assets and liabilities:
Accounts receivable	(3,332)	(1,542)	218
Other current assets	(2,070)	(855)	160
Accounts payable	3,126	(786)	1,766
Accrued expenses and deferred revenue	7,795	3,262	(120)
Other	(2,745)	863	318

Net cash provided by operating activities	72,301	64,285	60,614

Investing activities:
Property and equipment additions	(48,268)	(51,855)	(54,917)
Insurance proceeds related to property damage	291	400	—
Cash deposit related to acquisition	(1,006)	—	—
Deferred acquisition costs	(1,859)	—	—
Note receivable repayment	238	—	567

Net cash used for investing activities	(50,604)	(51,455)	(54,350)

Financing activities:
Repayment of long-term debt	(21,500)	(20,500)	(48,500)
Proceeds from lease transaction	—	1,022	—
Payment of capital lease obligations	(1,380)	(1,421)	(1,122)
Borrowings of revolving credit facility	—	—	13,000
Repayments of revolving credit facility	—	—	(20,000)
Debt issuance costs	—	—	(838)
Proceeds from sale of interest rate swap	—	—	3,052
Proceeds from issuance of common stock, net of offering costs	—	—	66,720
Exercise of stock options	4,179	4,613	4,451
Change in other long-term liability	(930)	(846)	(995)

Net cash (used for) provided by financing activities	(19,631)	(17,132)	15,768

Effect of exchange rates on cash	(13)	49	191

Increase (decrease) in cash and cash equivalents	2,053	(4,253)	22,223
Cash and cash equivalents at beginning of period	20,742	24,995	2,772

Cash and cash equivalents at end of period	$22,795	$20,742	$24,995

LodgeNet Q4 2006 Earnings 9-9-9-9
LodgeNet Entertainment Corporation and Subsidiary
Consolidated Statements of Operations (Unaudited)
(Dollar amounts in thousands, except share data)

	Three Months Ended
	December 31,
	2006	2005
Revenues:
Guest Pay	$66,215	$65,741
Other	3,424	1,781

Total revenues	69,639	67,522

Costs and Expenses:
Direct costs (exclusive of operating expenses and depreciation and amortization shown separately below):
Guest Pay	30,196	29,743
Other	1,846	772
Operating expenses:
Guest Pay operations	8,471	8,805
Selling, general and administrative	7,910	6,819
Depreciation and amortization	16,429	17,254
Other operating expense (income), net	(1,007)	(758)

Total costs and operating expenses	63,845	62,635

Income from operations	5,794	4,887

Other Income and Expenses:
Interest expense	(6,247)	(7,218)
Write-off of debt issuance costs	(46)	(129)
Other income	371	292

Income (loss) before income taxes	(128)	(2,168)
Provision for income taxes	6	(117)

Net income (loss)	$(122)	$(2,285)

Net income (loss) per common share (basic and diluted)	$(0.01)	$(0.13)

Weighted average shares outstanding (basic and diluted)	18,580,506	18,101,996

LodgeNet Q4 2006 Earnings 10-10-10-10
LodgeNet Entertainment Corporation and Subsidiary

	4th Qtr '06	3rd Qtr '06	2nd Qtr '06	1st Qtr '06	4th Qtr '05
Room Base Statistics

Total Rooms Served(1)(4)	1,052,025	1,051,046	1,055,854	1,057,953	1,053,806

Total Guest Pay Interactive Rooms(2)(4)	1,004,937	1,003,602	1,006,613	1,006,513	1,001,929

Total Digital Rooms(3)	733,362	710,793	686,553	658,176	629,085
Percent of Total GP Interactive Rooms	73.0%	70.8%	68.2%	65.4%	62.8%

Guest Pay Per Room Statistics (per month)

Movie Revenue	$16.39	$18.56	$17.02	$17.11	$16.66
Other Interactive Service Revenue	5.60	5.99	5.85	5.55	5.34

Total Guest Pay Revenue Per Room	$21.99	$24.55	$22.87	$22.66	$22.00

Summary Operating Results

(Dollar amounts in thousands)

Total Revenue	$69,639	$76,510	$71,871	$70,193	$67,522

Adjusted Operating Cash Flow(5)	$21,986	$24,873	$23,657	$23,589	$21,448
Operating Income	$5,794	$8,404	$6,729	$6,005	$4,887
Write-off Debt Issuance Costs	$46	$52	$—	$129	$129
Net Income (Loss)	$(122)	$2,184	$433	$(654)	$(2,285)

Cash Provided by Operating Activities	$11,781	$23,896	$14,658	$21,966	$12,088
Cash Used for Investing Activities	$(13,564)	$(11,788)	$(12,734)	$(12,518)	$(12,223)

Net Free Cash Flow (as defined)	$(1,783)	$12,108	$1,924	$9,448	$(135)

SG&A as Percent of Total Revenue	11.4%	9.2%	9.9%	9.8%	10.1%
Operating Income Margin	8.3%	11.0%	9.4%	8.6%	7.2%

Reconciliation of Adjusted Operating Cash Flow to Operating Income

(Dollar amounts in thousands)

Adjusted Operating Cash Flow	$21,986	$24,873	$23,657	$23,589	$21,448
Depreciation and Amortization	(16,429)	(16,099)	(16,868)	(16,915)	(17,254)
Share Based Compensation	(380)	(370)	(258)	(669)	(65)
Hurricane Katrina Impact(5)	617	—	198	—	758

Operating Income	$5,794	$8,404	$6,729	$6,005	$4,887

[1]	Total rooms served represents rooms receiving one or more of our services including rooms served by international licensees.

[2]	Guest Pay interactive rooms receive one or more Guest Pay Services such as movies, video games, music or other interactive services.

[3]	Digital interactive rooms provide content stored on a digital file server as a component of LodgeNet’s interactive digital system.

[4]	As a result of hurricanes Katrina and Rita, room count was reduced by 8,195 rooms for Q4 2005, by 5,842 rooms for Q1 2006, by 5,419 rooms for Q2 2006, by 4,902 rooms for Q3 2006 and by 4,053 rooms for Q4 2006.

[5]	Adjusted Operating Cash Flow is a non-GAAP measure which we define as Operating Income exclusive of depreciation, amortization, share-based compensation and the effects of Hurricane Katrina insurance recoveries and equipment impairment included in Other Operating Income.